Exhibit 4.9

GLOBAL WARRANT CERTIFICATE

ISIN: KYG843921027

THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND ACCORDINGLY, THIS WARRANT MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCES. THIS WARRANT IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE FOLLOWING TERMS AND CONDITIONS AND A WARRANT TRUST DEED DATED AS OF 19 DECEMBER 2007, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE WARRANT TRUSTEE OR ANY SUCCESSOR THERETO. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) OR (B) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (C) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (a)(l), (2), (3), OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN “INSTITUTIONAL ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN THE TIME PERIOD REFERRED TO IN RULE 144(k) UNDER THE SECURITIES ACT AS IN EFFECT WITH RESPECT TO SUCH TRANSFER, RESELL OR OTHERWISE TRANSFER THIS WARRANT OR THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT EXCEPT (A) TO CHINA TIME SHARE MEDIA CO. LTD. (THE “ISSUER”) OR ITS AFFILIATES; (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT; (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT; (D) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); (E) PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT (PROVIDED THAT AS A CONDITION TO THE REGISTRATION OF TRANSFER OF ANY WARRANTS OTHERWISE THAN AS DESCRIBED HEREIN, THE ISSUER OR THE WARRANT TRUSTEE MAY, IN CIRCUMSTANCES THAT ANY OF THEM DEEMS APPROPRIATE, REQUIRE EVIDENCE AS TO COMPLIANCE WITH ANY SUCH EXEMPTION); OR (F) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF THE REGULATION S UNDER THE SECURITIES ACT; AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS WARRANT IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS WARRANT WITHIN THE TIME PERIOD REFERRED TO ABOVE, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS CERTIFICATE TO THE WARRANT TRUSTEE. THE TERMS AND CONDITIONS CONTAINS A PROVISION REQUIRING THE WARRANT TRUSTEE, THE WARRANT REGISTRAR AND EACH AGENT TO REFUSE TO REGISTER ANY TRANSFER OF THIS WARRANT IN VIOLATION OF THE FOREGOING RESTRICTIONS.

CHINA TIME SHARE MEDIA CO. LTD

80 SECURED WARRANTS OF A FACE VALUE OF US$100,000 EACH

GLOBAL WARRANT CERTIFICATE

1.	INTRODUCTION

This Global Warrant Certificate is issued in respect of in aggregate 80 secured warrants of a face value of US$100,000 each (the “Warrants”) of China Time Share Media Co. Ltd (the “Issuer”). The Warrants are constituted by, are subject to, and have the benefit of, a warrant trust deed dated 19 December 2007 (as amended or supplemented from time to time, the “Warrant Trust Deed”) between the Issuer, The Hongkong and Shanghai Banking Corporation Limited as warrant trustee (the “Warrant Trustee”, which expression includes all persons for the time being appointed trustee or trustees under the Warrant Trust Deed) and The Hongkong and Shanghai Banking Corporation Limited as security trustee (the “Security Trustee”, which expression includes all persons for the time being appointed trustee or trustees under the Warrant Trust Deed) and are the subject of a warrant agency agreement dated 19 December 2007 (as amended or supplemented from time to time, the “Warrant Agency Agreement”) and made between the Issuer, The Hongkong and Shanghai Banking Corporation Limited as warrant registrar (the “Warrant Registrar”, which expression includes any successor warrant registrar appointed from time to time in connection with the Warrants), The Hongkong and Shanghai Banking Corporation Limited as principal warrant agent (the “Principal Warrant Agent”, which expression includes any successor principal warrant agent appointed from time to time in connection with the Warrants), the other warrant agents named therein (together with the Principal Warrant Agent, the “Warrant Agents”, which expression includes any successor or additional warrant agents appointed from time to time in connection with the Warrants) and the Warrant Trustee.

2.	REFERENCES TO CONDITIONS

Any reference herein to the “Conditions” is to the terms and conditions of the Warrants attached hereto and any reference to a numbered “Condition” is to the correspondingly numbered provision thereof. Words and expressions defined in the Conditions shall have the same meanings when used in this Global Warrant Certificate.

3.	COVENANT

The Issuer has covenanted in the Warrant Trust Deed that each Warrantholder is entitled to exercise and enforce, in respect of each Warrant held by him, the rights and obligations attaching to such Warrant as set out in, and subject to, the Warrant Trust Deed and the Conditions.

4.	REGISTERED HOLDER

This is to certify that:

HSBC Nominees (Hong Kong) Limited

is the person registered in the warrant register maintained by the Warrant Registrar in relation to the Warrants (the “Warrant Register”) as the duly registered holder (the “Holder”) of:

80 (EIGHTY) SECURED WARRANTS OF

A FACE VALUE OF

US$100,000 (EIGHT MILLION UNITED STATES DOLLARS) EACH

in number of Warrants.

5.	EXCHANGE

This Global Warrant Certificate will become exchangeable, in whole but not in part only, for duly authenticated and completed individual warrant certificates (“Individual Warrant Certificates”) in substantially the form (subject to completion) set out in Schedule 3 (Form of Individual Warrant Certificate) to the Warrant Trust Deed if Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream, Luxembourg”) is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business.

6.	DELIVERY OF INDIVIDUAL WARRANT CERTIFICATES

Whenever this Global Warrant Certificate is to be exchanged for Individual Warrant Certificates, such Individual Warrant Certificates shall be issued in an aggregate face value equal to the face value of this Global Warrant Certificate within five business days of the delivery, by or on behalf of the Holder, Euroclear and/or Clearstream, Luxembourg, to the Warrant Registrar of such information as is required to complete and deliver such Individual Warrant Certificates (including, without limitation, the names and addresses of the persons in whose names the Individual Warrant Certificates are to be registered and the face value of each such person’s holding) against the surrender of this Global Warrant Certificate at the Specified Office (as defined in the Warrant Agency Agreement) of the Warrant Registrar. Such exchange shall be effected in accordance with the provisions of the Warrant Agency Agreement and the regulations concerning the transfer and registration of Warrants scheduled thereto and, in particular, shall be effected without charge to any Holder, but against such indemnity as the Warrant Registrar may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such exchange. In this paragraph, “business day” means a day on which commercial banks are open for business (including dealings in foreign currencies) in the city in which the Warrant Registrar has its Specified Office.

7.	WRITING DOWN

On each occasion on which:

(a)	Individual Warrant Certificates are delivered;

(b)	Subscription Rights are exercised in accordance with Condition 5 (Subscription Right); or

(c)	Warrants represented by this Global Warrant Certificate are to be cancelled in accordance with Condition 10 (Purchase and Cancellation of Warrants),

the Issuer shall procure that (i) the face value of such Warrants that are delivered, in respect of which the Subscription Rights are exercised or that are cancelled and (ii) the remaining face value of this Global Warrant Certificate (which shall be the previous face value hereof less the aggregate of the amounts referred to in (i)) are noted in Schedule 1 (Delivery of Definitive Warrants and Cancellation of Warrants) hereto, whereupon the face value of this Global Warrant Certificate shall for all purposes be as most recently so noted.

8.	CONDITIONS APPLY

Save as otherwise provided herein and until this Global Warrant Certificate has been exchanged as provided herein or cancelled in accordance with the Warrant Agency Agreement, the Holder of this Global Warrant Certificate shall have the benefit of, and be subject to, the Conditions and, for the purposes of this Global Warrant Certificate, any reference in the Conditions to “Warrant Certificate” or “Warrant Certificates” shall, except where the context otherwise requires, be construed so as to include this Global Warrant Certificate.

9.	NOTICES

Notwithstanding Condition 13 (Notices), while all the Warrants are represented by this Global Warrant Certificate and this Global Warrant Certificate is deposited with a common depositary for Euroclear and Clearstream, Luxembourg, notices to Holders of Warrants represented by this Global Warrant Certificate may be given by delivery of the relevant notice to Euroclear and Clearstream, Luxembourg and, in any case, such notices shall be deemed to have been given to the Holders of Warrants represented by this Global Warrant Certificate in accordance with the Condition 13 (Notices) on the date of delivery to Euroclear and Clearstream, Luxembourg.

10.	DETERMINATION OF ENTITLEMENT

This Global Warrant Certificate is evidence of entitlement only and is not a document of title. Entitlements are determined by the Warrant Register.

11.	AUTHENTICATION

This Global Warrant Certificate shall not be valid for any purpose until it has been authenticated for and on behalf of The Hongkong and Shanghai Banking Corporation Limited as warrant registrar.

12.	GOVERNING LAW

This Global Warrant Certificate is governed by, and shall be construed in accordance with, English law.

AS WITNESS the facsimile signature of a duly authorised person on behalf of the Issuer.

CHINA TIME SHARE MEDIA CO. LTD

By:	/s/ He Ji Lun
	manual or facsimile signature (duly authorised)

ISSUED on 19 December, 2007

AUTHENTICATED for and on behalf of THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED as warrant registrar without recourse, warranty or liability

By:	Eva T W Tam	Eva T W Tam
	manual signature	3266
	(duly authorised)

SCHEDULE 1 TO GLOBAL WARRANT CERTIFICATE

DELIVERY OF INDIVIDUAL WARRANT CERTIFICATES AND CANCELLATION

OF WARRANTS

Date of delivery or cancellation	Aggregate face value of Individual Warrant Certificates then delivered	Aggregate face value of Warrants then cancelled	Remaining face value of this Global Warrant Certificate	Authorised signature

FORM OF TRANSFER

FOR VALUE RECEIVED , being the registered

holder of this Warrant Certificate, hereby transfers to

of

[insert number] warrant(s) in respect of a series of warrants comprising 80 secured warrants of a face value of US$100,000 each (the “Warrants”) of China Time Share Media Co. Ltd and irrevocably requests and authorises The Hongkong and Shanghai Banking Corporation Limited, in its capacity as warrant registrar in relation to the Warrants (or any successor to The Hongkong and Shanghai Banking Corporation Limited, in its capacity as such) to effect the relevant transfer by means of appropriate entries in the register kept by it.

Dated:

By:
(duly authorised)

Notes

The name of the person by or on whose behalf this form of transfer is signed must correspond with the name of the registered holder as it appears on the face of this Warrant Certificate.

(a)	A representative of such registered holder should state the capacity in which he signs, e.g. executor.

(b)	The signature of the person effecting a transfer shall conform to any list of duly authorised specimen signatures supplied by the registered holder or be certified by a recognised bank, notary public or in such other manner as the Warrant Registrar may require.

TERMS AND CONDITIONS OF THE WARRANTS

The following (subject to amendment and completion) is the text of the terms and conditions of the Warrants which (subject to modification and completion) will appear on the reverse of each of the individual certificates evidencing the Warrants:

The issue of 80 secured warrants of a face value of US$100,000 each (together, the “Warrants”) of China Time Share Media Co., Ltd. (the “Issuer”), a company incorporated in the Cayman Islands, was authorised by the resolution of the Issuer’s Board of Directors passed on 17 December 2007. The Warrants are constituted by a trust deed (as amended and/or supplemented from time to time, the “Warrant Trust Deed”) dated 19 December 2007 (the “Issue Date”) and made between the Issuer and The Hongkong and Shanghai Banking Corporation Limited as Warrant Trustee for holders of the Warrants (the “Warrant Trustee”, which term shall, where the context so permits, include all other persons or companies for the time being acting as Warrant Trustee or Warrant Trustees under the Warrant Trust Deed) and are subject to the warrant agency agreement (as amended and/or supplemented from time to time, the “Warrant Agency Agreement”) between the Warrant Trustee, The Hongkong and Shanghai Banking Corporation Limited as principal warrant agent (together with its successors, the “Principal Warrant Agent”), The Hongkong and Shanghai Banking Corporation Limited as warrant registrar (together with its successors, the “Warrant Registrar”) and the other warrant transfer agents appointed under it (together with its successors, a “Warrant Transfer Agent” and, together with the Principal Warrant Agent and their respective successors, the “Warrant Agents”) relating to the Warrants. References to the “Principal Warrant Agent”, the “Warrant Registrar” and “Warrant Agents” below are references to the principal warrant agent, warrant registrar and warrant agents for the time being for the Warrants. The statements in these conditions (the “Conditions”) include summaries of, and are subject to, the detailed provisions of the Warrant Trust Deed. Unless otherwise defined in these Conditions, terms used in these Conditions have the meanings specified in the Warrant Trust Deed and the Note Conditions (as defined in Condition 17). Copies of the Warrant Trust Deed and of the Warrant Agency Agreement are available for inspection during office hours at the office of the Warrant Trustee being at the date hereof at Level 30, HSBC Main Building, 1 Queen’s Road Central, Hong Kong. The Warrantholders are bound by, and are deemed to have notice of, all the provisions of the Warrant Trust Deed and the Warrant Agency Agreement applicable to them. In conjunction with the issue of the Warrants, the Issuer has authorised and separately issued US$20,000,000 in aggregate principal amount of secured convertible notes (the “Notes”).

1.	Form and Denomination

Each Warrant is issued in registered form of a face value of US$100,000 (each, an “Authorised Holding” or a “Denominated Amount”). A warrant certificate (each a “Warrant Certificate”) will be issued to each Warrantholder in respect of its registered holding of Warrants. Each Warrant and each Warrant Certificate will be numbered serially with an identifying number which will be recorded on the relevant Warrant Certificate and in the register of Warrantholders which the Issuer will procure to be kept by the Warrant Registrar.

2.	Warrant Register, Title and Transfers

2.1	Warrant Register

The Warrant Registrar will maintain a register outside the United Kingdom (the “Warrant Register”) in respect of the Warrants in accordance with the provisions of the Warrant Agency Agreement. In these Conditions, the holder of a Warrant means the person in whose name such Warrant is for the time being registered in the Warrant Register (or, in the case of a joint holding, the first named thereof) and “Warrantholder” shall be construed accordingly.

2.2	Title

The holder of each Warrant shall (except as otherwise required by law) be treated as the absolute owner of such Warrant for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Warrant Certificate relating thereto (other than the endorsed form of transfer) or the loss or theft of such Warrant Certificate) and no person shall be liable for so treating such holder. Title to the Warrants passes only by transfer and registration in the Warrant Register as described in Conditions 2.3 and 2.4.

2.3	Transfers

Subject to Condition 2.6, a Warrant may be transferred upon surrender of the Warrant Certificate issued in respect of that Warrant, with the endorsed form of transfer duly completed and signed by the holder or his attorney duly authorised in writing, at the Specified Office of the Warrant Registrar or any Warrant Agent, together with such evidence as the Warrant Registrar or (as the case may be) such Warrant Agent may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that a Warrant may not be transferred unless the face value of Warrants transferred and (where not all of the Warrants held by a holder are being transferred) the face value of the balance of Warrants not transferred are Authorised Holdings. Where not all the Warrants represented by the surrendered Warrant Certificate are the subject of the transfer, a new Warrant Certificate in respect of the balance of the Warrants will be issued to the transferor.

2.4	Registration and delivery of Warrant Certificates

Within five Warrant Registrar Business Days of the surrender of a Warrant Certificate in accordance with Condition 2.3, the Warrant Registrar will register the transfer in question and deliver a new Warrant Certificate of a like face value to the Warrants transferred to each relevant holder at its Specified Office or (as the case may be) the Specified Office of any Warrant Agent or (at the expense of the Issuer and the request and risk of any such relevant holder) by uninsured first class mail (airmail if overseas) to the address specified for the purpose by such relevant holder. In this Condition 2.4, “Warrant Registrar Business Day” means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Registrar or (as the case may be) the relevant Warrant Agent has its Specified Office.

2.5	No charge

The transfer of a Warrant will be effected without charge by or on behalf of the Issuer, the Warrant Registrar or any Warrant Agent but against such indemnity as the Warrant Registrar or (as the case may be) such Warrant Agent may require in respect of any tax or other duty or governmental charges of whatsoever nature which may be levied or imposed in connection with such transfer.

2.6	Regulations concerning transfers and registration

All transfers of Warrants and entries on the Warrant Register are subject to the detailed regulations concerning the transfer of Warrants scheduled to the Warrant Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Warrant Trustee and the Warrant Registrar. A copy of the current regulations will be mailed (at the expense of the Issuer but free of charge to the holder) by the Warrant Registrar to any Warrantholder who requests in writing a copy of such regulations.

2.7	Transfer Restrictions

(a)	No Warrantholder may transfer any Warrant or any part thereof to any competitor of the Issuer engaged in the Business in the PRC; provided that such Warrantholder may transfer Warrants to one or more financial institutions or investment companies that invest in but do not control such competitors.

(b)	No Warrantholder may transfer any Warrant or any part thereof (i) to any Person other than a “qualified institutional buyer” (as defined in Rule 144A under the United States Securities Act of 1933, as amended) or (ii) except in accordance with Rule 903 or 904 of the Regulation S under the United States Securities Act of 1933, as amended.

(c)	No holder of the Warrants may transfer any Warrant or any part thereof to any Person except in compliance with the laws and regulation and stock exchange rules of all relevant jurisdictions (including the PRC and the jurisdiction where the Stock Exchange is located).

(d)	None of the Warrant Trustee and the Agents is required to monitor the transfer of Warrants under Condition 2.7.

3.	Security

3.1	The payment obligations and the performance of all of the obligations of the Issuer under the Notes, the Warrants and the Issue Documents to which it is a party are secured rateably and on a pari passu basis by the security interests pursuant to the first priority share mortgage (the “Share Mortgage”) entered into between Insighting Holdings Limited (as mortgagor) and the Security Trustee in relation to 15.00 per cent. of the issued share capital of the Issuer. The Share Mortgage is governed by the laws of the Cayman Islands. The Share Mortgage, together with any additional security which may be granted pursuant to this Condition and Condition 4.2 of the Notes, are together referred to as the “Security”.

3.2	In the event of any non-payment of any sum due and payable under the Warrants or the non-performance of any of the Issuer’s obligations under the Warrants or if there has been an Event of Default (as defined in the Notes Conditions) or in any other event where the Security becomes enforceable, the Security Trustee may, in accordance with the provisions of the Warrant Trust Deed and the Security, enforce the Security (including, without limitation, by taking possession or disposing of or realising the shares of the Issuer in addition to, or in lieu of taking such other action as may be permitted against the Issuer). The Security Trustee shall not be bound to take any such proceedings or action, unless it is indemnified and/or receives security to its satisfaction.

The Security Trustee is the security trustee in respect of the Security, holding such Security for the benefit of the holders of the Notes and holders of the Warrants on a pari passu basis. The sharing arrangement in respect of the Security between the holders of the Notes and the holders of the Warrants is set out in the Share Mortgage. Under the terms of the Share Mortgage, any enforcement of the Security by the Security Trustee or the holders of the Notes will automatically result in enforcement of the Security on behalf of holders of the Warrants, on a pari passu basis. After the enforcement of the Security, the proceeds will be applied and paid to the holders of the Warrants and to the holders of the Notes in accordance with the provisions of the Note Trust Deed and the Share Mortgage.

3.3	Save as provided under Condition 3.1, the Security shall be discharged as soon as reasonably practicable upon the earlier of:

3.3.1	the IPO Closing Date; and

3.3.2	the date on which (i) all of the Notes have been redeemed or converted in full, (ii) all of the Warrants have been exercised in full, and (iii) the Issuer and all outstanding obligations of the Controlling Shareholders under the Notes, the Warrants and the Issue Documents have been fully discharged.

The Issuer shall promptly notify the Warrant Trustee in writing of any discharge pursuant to this Condition 3.3.

3.4	In the event that no IPO has occurred and there are no Notes outstanding, for as long as any Warrant remains unexercised (as defined in Condition 17), the Security shall, in accordance with the terms of the Share Mortgage, be partially released to the extent that the security interests thereunder are reduced to 3.00 per cent. of the issued share capital of the Issuer.

4.	Undertakings

The Issuer undertakes that, for so long as any Warrant remains unexercised, save with the approval of an Extraordinary Resolution of the Warrantholders:

(i)

it will use its best endeavours (a) to obtain an IPO on the Stock Exchange with a IPO Closing Date which is on or before 31 December 2008, (b) in respect of listing on a Stock Exchange not situated in the United States or governed by United States securities laws, to obtain and maintain a listing for all the Shares after an IPO and for all the Shares issued, delivered or transferred pursuant to the exercise of the Subscription Right on the Stock Exchange and will forthwith give notice to Warrant Trustee (and the Warrantholders in accordance with Condition 13) of such IPO and any such listing or delisting of the Shares (as a class) by the Stock Exchange, and (c) in respect of listing on a Stock Exchange situated in the United States or governed by United States securities laws, to provide the Warrantholders the benefit of registration rights in respect of a listing of such nature as set out in the Rights Agreement;

(ii)	it will ensure that the Security and the security interest it has created will thereafter always perfected, of first priority and in full force and effect in favour of the Security Trustee for the benefit of the Noteholders and the holders of the Warrants and, save in accordance with the Share Mortgage, will not create and allow any other or additional security interest to be created in respect of the Shares subject to the Share Mortgage in favour of any person other than the Security Trustee for the benefit of the Noteholders and the holders of the Warrants;

(iii)	after the IPO, it will not, and ensure that none of Carlyle and the Controlling Shareholders will, directly or indirectly, effect transactions with a view of manipulating or adjusting the price of Shares in violation of the laws and regulations and rules of the relevant Stock Exchange and the Regulatory Authority;

(iv)	it will not make any reduction of its ordinary share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund (except, in each case, as required by law);

(v)	from the Issue Date to the earlier of the expiry date of the Warrants and the Trading Day immediately before the IPO Closing Date, it shall hold (directly, or indirectly through any wholly-owned subsidiaries) and continue to hold (directly, or indirectly through any wholly-owned subsidiaries) not less than 100 per cent. of the issued and paid-up capital of Chengdu WFOE and Xi’an WFOE;

(vi)	it will not, and will not permit any Subsidiary to, carry on any business activity other than the Business, provided that the Issuer and its Subsidiaries may own Capital Stock of a Person that is engaged in a business other than the Business;

(vii)	prior to an IPO, it will provide to the Warrant Trustee and the Warrantholders (i) the consolidated annual accounts of the Group audited by the Auditors in accordance with GAAP as soon as they are available but, in any event, within 90 days from the end of each financial year and (ii) the unaudited unreviewed management accounts of the Group for each of the first three quarters of each financial year within 45 days from the end of such quarter, and will promptly notify the Warrant Trustee (and the Warrantholders in accordance with Condition 13) if any event occurs or condition exists that is likely to materially adversely affect its financial condition, cash flow or results of operations;

(viii)	subject to the requirements of applicable laws and regulations and the rules of the Stock Exchange, it will at all times following the IPO Closing Date deliver by mail to the Warrant Trustee and the Warrantholders material information provided to all of its shareholders (including but not limited to details of material contracts, acquisitions or disposals of assets and project progress updates);

(ix)	it will provide to the Warrant Trustee and the Warrantholders a certificate duly signed by its Chairman or Chief Executive Officer (or the equivalent) and its Chief Financial Officer (or the equivalent) dated the date of the delivery confirming (if true) its due compliance with these Conditions (i) prior to the completion of the IPO, during the first 15 days of March, June, September and December of each year and (ii) following the completion of the IPO, on the anniversary of the IPO Closing Date, in each case in accordance with Condition 13;

(x)	it will, during the process of effecting the IPO and after the completion of the IPO, comply with all the rules, regulations and requirements of the relevant Stock Exchange;

(xi)	it will have available, free from any pre-emptive or similar rights, out of the Issuer’s authorised but unissued ordinary share capital the full number of Shares to be converted on the exercise of the Subscription Right or the Mandatory Exercise (as defined in Condition 5.2 and will ensure that all Shares delivered upon such exercise of the Subscription Right or the Mandatory Exercise will be duly and validly issued as fully-paid;

(xii)	it will not, by way of action or inaction, allow the Security to be adversely affected and shall take all necessary steps and actions that may be required to perfect the Security;

(xiii)	in respect of a listing on a Stock Exchange not located in the United States or governed by the United States securities laws, it will, in accordance with the terms of the Rights Agreement and upon request by the Warrantholders, use its best endeavours to ensure that the Shares transferred or delivered to the Warrantholders upon the exercise of the Subscription Right will be offered as part of the IPO and will be freely tradeable on the Stock Exchange, as from the IPO Closing Date, subject to any lock-up period imposed by the Stock Exchange;

(xiv)	in respect of a listing on a Stock Exchange located in the United States or governed by the United States securities laws, it will, in accordance with the terms of the Rights Agreement and upon request by the Warrantholders, effect the registration under the United States securities laws of all Shares issued, transferred or delivered to the Warrantholders upon the exercise of the Subscription Right, subject to any lock-up period imposed by the Stock Exchange;

(xv)	it will procure that (a) Chengdu WFOE is a party to the Material Contracts, (b) Chengdu WFOE is not in breach of any material provision of the Material Contracts, (c) none of the Material Contracts ceases to be legally valid, binding and effective in accordance with its terms, and (d) none of the Material Contracts is terminated, amended, supplemented or modified without the prior written consent of the Warrant Trustee (acting on the instructions of the Warrantholders);

(xvi)	it will ensure that none of the memorandum of association, articles of association and by-laws of the Issuer or its Subsidiaries is amended, repealed or altered without the prior written consent of the Warrant Trustee (acting on the instructions of the Warrantholders) if such amendments, repeals or alterations have an adverse impact on (i) the Security, (ii) the value thereof, (iii) the ability of the Warrant Secured Parties to release the Security or (iv) or the rights of the Warrantholders;

(xvii)	it will notify the Warrant Trustee (and the Warrantholders in accordance with Condition 13) within five Trading Days of the IPO the commencement of the Warrant Exercise Period; and

(xviii)	it will appoint any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors to be its Auditor.

5.	Subscription Right

5.1	Optional Exercise: The holder for the time being of each Warrant will have the right (the “Subscription Right”), by way of exercise of such Warrant (in whole or in part), to subscribe, in the manner set forth in Condition 5.3 and otherwise upon the terms of and subject to the Conditions set out below, for a number of fully-paid and non-assessable Shares (the “Warrant Shares”) in the following circumstances:

(i)	if an IPO has occurred on or before 31 December 2008, at any time during the Warrant Exercise Period and the number of Warrant Shares subscribed will be equal to (x) the Denominated Amount of such Warrant divided by (y) the Warrant Exercise Price;

(ii)	if an IPO has occurred after 31 December 2008 but on or before the fourth anniversary of the Issue Date, at any time during the Warrant Exercise Period, and the number of Warrant Shares subscribed will be equal to (x) 125 per cent. of the Denominated Amount of such Warrant divided by (y) the Warrant Exercise Price; and

(iii)	if there is no IPO on or before the third anniversary of the Issue Date, at any time between the third anniversary and the fourth anniversary of the Issue Date, and the number of Warrant Shares subscribed will be equal to (x) 125 per cent. of the Denominated Amount of such Warrant divided by (y) the No IPO Exercise Price.

For these purposes:

“IPO Price” means the price per Share at which Shares are issued and offered to the public under the IPO.

“No IPO Exercise Price” means, as of any date, the amount calculated in accordance with the following formula:

(a)	the product of (A) 15 and (B) the Issuer’s net income for the 2010 financial year as determined by the Auditors in accordance with GAAP consistently applied; divided by

(b)	the aggregate number of Shares outstanding as of such date,

provided that in no event shall the No IPO Exercise Price be lower than US$0.30 per Share.

“Trading Day” means a day when the Stock Exchange is open for dealing or trading business, provided that, if no average closing market price is reported in respect of the relevant Shares on the Stock Exchange for one or more dealing or trading days, such day or days will be disregarded in any relevant calculation and shall be deemed not to have existed when ascertaining any period of dealing or trading days.

“Warrant Exercise Period” or “Subscription Period” means the period commencing on (and including) the 10th Trading Day after IPO Closing Date and expiring on and including the date which is 42 months after such date.

“Warrant Exercise Price” means 70 per cent. of the IPO Price provided that if prior to the date falling seven Trading Days before the end of the Warrant Exercise Period, the price per Share on the Stock Exchange has never reached 135 per cent. of the IPO Price, the Warrant Exercise Price effective from such date will be 60 per cent. of the IPO Price; provided further that in no event shall the Warrant Exercise Price be lower than US$0.30 per Share.

5.2

Mandatory exercise: If, at any time after the first year following the expiry of the lock-up period imposed to any Shares in relation to an IPO, over any period of 20 consecutive Trading Days, the Volume Weighted Average Price for Shares each day during such period is at least 150 per cent. of the IPO Price (a “VWAP Event”), then each Warrant shall at the option of the Issuer, subject to Condition 5.3, be mandatorily exercised within five Trading Days of serving the Mandatory Exercise Notice (as defined below) (the “Mandatory Exercise”) pursuant to which all the unexercised Warrants shall be cancelled and each holder of any Warrant unexercised on such 20th Trading Day shall be entitled to receive a number of Shares equal to (x) the Denominated Amount of such Warrant or, if such IPO has occurred after 31 December 2008, 125 per cent. of the Denominated Amount of such Warrant divided by (y) 70 per cent. of the IPO price. In order to exercise that option, the Issuer shall within three Trading Days after such 20th Trading Day, give irrevocable written notice (the “Mandatory Exercise Notice”) to the Warrant Trustee (and the Warrantholders in accordance with Condition 13) stating:

5.2.1	the VWAP Event and the Volume Weighted Average Price for each of those 20 Trading Days;

5.2.2	the date of the Mandatory Exercise; and

5.2.3	the number of Shares that each Warrantholder shall receive,

together with a certificate by the board of directors of the Issuer enclosing evidence satisfactory to the Warrant Trustee that the VWAP Event has occurred and the number of Shares to be issued and allotted.

5.3	Disposition of the Warrant Shares: The Issuer shall, in accordance with the terms of the Rights Agreement, assist holders of the Warrant Shares in their disposition of such Warrant Shares including effecting the registration of such Warrant Shares so long as such disposition does not violate the laws and regulations and rules of the relevant Stock Exchange.

6.	Procedure for Exercise of Warrants

6.1	In order to exercise one or more Warrant(s) pursuant to these Conditions, the Warrantholders must fulfil the following conditions precedent (the “Deposit Conditions”):

(i)	the deposit at its own expense during normal business hours of the relevant Warrant Certificate(s) at any specified office of any Warrant Agent, together with a copy of a notice of exercise in respect thereof (the “Exercise Notice”) in the form (for the time being current) obtainable from any Warrant Agent duly completed and signed by or on behalf of the Warrantholder, which notice must either (a) include a certificate to the effect that holder and the beneficial owner of each Warrant being exercised, for as long as the Shares are not registered pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) (x) are “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and do not, and the beneficial owner of each Share to be issued on such exercise will not, except as permitted by Rule 144A under the Securities Act, directly or indirectly transfer the Shares in relation to the exercise of such Warrant, to any Person who is not a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (y) does not, and the beneficial owner of each Share to be issued on such exercise will not, except as permitted by the “offshore transactions requirement” of Regulation S under the Securities Act, directly or indirectly offer, sell or deliver it in the United States, or to a U.S. person, or (b) be accompanied by evidence satisfactory to the Issuer (including, if the Issuer shall so request, an Opinion of Counsel and an investment letter) that an exemption from the Securities Act and any applicable State Blue Sky law is available in respect of the distribution of the Shares to be issued on such exercise; and

(ii)	compliance with any exchange control, fiscal or other laws or regulations applicable to the exercise of such Warrant(s) in such place.

Once the Deposit Conditions have been fulfilled, neither the relevant Warrant(s) nor the relevant Exercise Notice may be withdrawn from deposit without the consent in writing of the Issuer, but the relevant Warrant(s) shall not be cancelled before the Subscription Date. The day (in the country in which the relevant Warrant(s) is or are deposited for exercise) on which the Deposit Conditions are fulfilled, or (if fulfilled on different days) on which the last of the Deposit Conditions is fulfilled, is referred to in these Conditions as the “Deposit Date” applicable to such Warrant(s). None of the Warrant Trustee and the Warrant Agents is required to monitor the transfer of Warrants under Condition 6.1.

6.2	The relevant Warrant(s) shall be treated as exercised at the close of banking business in the Cayman Islands on the Subscription Date. The “Subscription Date” means the business day in the Cayman Islands (being a day falling within the Subscription Period) immediately following the Deposit Date.

For this purpose, “business day in the Cayman Islands” means a day on which banks are open for business and foreign exchange dealings may be transacted in the Cayman Islands.

6.3	The Shares to be issued in respect of any Warrant(s) shall be deemed to have been issued at the close of banking business on the relevant Subscription Date or the Mandatory Exercise Date (as the case may be) and each Warrantholder receiving any of such Shares shall be deemed to have become the holder of record of such Shares at the close of banking business in the Cayman Islands on such Subscription Date or the Mandatory Exercise Date (as the case may be) of the number of Shares to which the exercising Warrantholder is entitled upon exercise of the relevant Warrant(s) (disregarding any fraction of a Share resulting from such exercise, except as mentioned in Condition 9.2).

6.4	The Issuer will pay all cost and expenses, including all stamp, issue, registration, securities transaction or other similar taxes or duties (if any) arising on the exercise of the Warrants, the issue of Shares or the delivery of certificates therefor on exercise of Warrant(s) directly to the relevant authorities and all (if any) charges of the Warrant Agent in connection therewith.

6.5	The Issuer will, according to the request made in the relevant Exercise Notice, within 10 days after the Subscription Date, (i) register each exercising Warrantholder or its nominee as holder of the relevant number of Shares in the Issuer’s shareholders’ register, and (ii) after an IPO, cause such Shares to be newly listed on the Stock Exchange for trading.

7.	Shares Issued upon Exercise of Warrants

All Shares issued upon exercise of Warrants shall be fully-paid and non-assessable and shall, subject to the proviso below, entitle the holders thereof to participate in full in all dividends and other distributions paid or made on the Shares the record date for which falls on or after the relevant Subscription Date. If the record date for the payment of any dividend or other distribution in respect of the Shares is on or after the Subscription Date in respect of any Warrant, but before the Registration Date, the Issuer will pay to the exercising Warrantholder or its designee an amount (the “Equivalent Amount”) in U.S. dollars equal to the Fair Market Value of any such dividend or distribution to which such exercising Warrantholder would have been entitled to had it on that record date been such a shareholder of record and will make the payment at the same time as it makes payment of the dividend or other distribution, or as soon as practicable thereafter, but, in any event, not later than seven days thereafter. The Equivalent Amount shall be paid by means of a U.S. dollar cheque drawn on a bank in New York and sent to the address specified in the relevant Exercise Notice.

For the purposes of these Conditions:

“Fair Market Value” means, with respect to any shares, assets, security, option, warrants or other right on any date, the fair market value of that share, asset, security, option, warrant or other right as determined by an independent investment bank of international repute (acting as an expert), selected by the Issuer and approved in writing by the Warrant Trustee; provided that (i) the fair market value of a cash dividend paid or to be paid per Share shall be the amount of such cash dividend per Share determined as at the date of announcement of such dividend; and (ii) where options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by such investment bank of international repute) the fair market value of such options, warrants or other rights shall equal the arithmetic mean of the daily closing prices of such options, warrants or other rights during the period of five Trading Days on the relevant market immediately prior to the date on which the Fair Market Value is to be determined and, if no such period is available, the period of five trading days on the relevant market commencing on the first such trading day such options, warrants or other rights are publicly traded.

“Registration Date” means the relevant date when the exercising Warrantholder or its designee is registered in the Issuer’s register of members.

8.	Carlyle Drag-Along Right

If Carlyle exercises its drag-along right pursuant to section 4.6 of the Carlyle Rights Agreement to effect a Drag-Along Sale (as defined in the Carlyle Rights Agreement), each Warrantholder shall agree to such Drag-Along Sale and shall transfer its Warrants as required to effect the Drag-Along Sale so long as the price to be received by such Warrantholder for its Warrants is not lower than the fair market value of such Warrants as determined by an independent investment bank of international repute.

9.	Fractions

9.1	No fractions of a Common Share will be issued (except as mentioned below) on exercise of any Warrant; provided that if more than one Warrant is exercised at the same time by the same Warrantholder then, for the purpose of determining the number of Shares issuable upon the exercise of such Warrants and whether any (and if so what) fraction of a Common Share arises, the Denominated Amounts of such Warrants will be aggregated.

9.2	Notwithstanding the foregoing, in the event of a consolidation or re-classification of Shares or non-voting Shares by operation of law or otherwise and of the Issuer being permitted by applicable law then in effect to issue fractions of Shares upon exercise of Warrants, the Issuer will upon exercise of Warrants issue such fractions of Shares to the extent permitted by such applicable law and will deliver a certificate or certificates therefor; provided that if Cayman law as then in effect affords to Warrantholders some alternative right or remedy as against the Issuer (whether arising or exercisable before or on or resulting from the exercise of Warrants), any Warrantholder may, by notice in writing to the Issuer, elect to have the benefit of or exercise such right or remedy in lieu of the issue of fractions of Shares and to receive the delivery of a certificate or certificates therefor as aforesaid.

10.	Purchase and Cancellation of Warrants

The Issuer may at any time and from time to time purchase Warrants at any price in the open market or otherwise. All Warrants which are purchased as aforesaid may, at the option of the Issuer, be held, resold or surrendered to any Warrant Agent for cancellation. All Warrants which are exercised or purchased and surrendered to any Warrant Agent for cancellation will forthwith be cancelled. All Warrants cancelled will be forwarded to or to the order of the Principal Warrant Agent and may not be reissued or resold. Any Warrants so purchased, while held by or on behalf of the Issuer, shall not entitle the holder to vote at any meeting of the Warrantholders or to provide any written resolutions in lieu of voting at any meeting of the Warrantholders and shall be deemed not to be unexercised for the purpose of calculating the quorum at any meeting of the Warrantholders or for the purposes of Condition 12.

11.	Replacement of Certificates

Should any Warrant be lost, stolen, destroyed, mutilated or defaced, it may be replaced at the specified office of any Warrant Agent upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Warrant is subsequently exercised, there will be paid to the Issuer on demand the market value of the Warrant at the time of the replacement thereof) as the Issuer may reasonably require, but the Issuer will be under no obligation to replace any Warrant unless it is satisfied that such replacement would not contravene Cayman law or the Issuer’s Articles of Incorporation. Mutilated or defaced Warrants must be surrendered before replacements will be issued.

12.	Meetings of Warrantholders, Modification and Waiver

12.1	Meetings

The Warrant Trust Deed contains provisions for convening meetings of Warrantholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of the Warrants or the provisions of the Warrant Trust Deed. The quorum at any such meeting for passing an Extraordinary Resolution will be two or more persons holding or representing over 50 per cent. of the face value of the Warrants for the time being unexercised or, at any adjourned such meeting, two or more persons being or representing Warrantholders whatever the face value of the Warrants so held or represented unless the business of such meeting includes consideration of proposals, inter alia, (a) to modify the Subscription Period, (b) to change, amend or modify any covenants set out in Condition 4 (Undertakings), (c) to reduce or cancel the face value of any Warrants, (d) to effect the exchange, conversion or substitution of the Warrants for, or the conversion of the Warrants into, shares, bonds or other obligations or securities of the Issuer or any other person or body corporate formed or to be formed (other than as envisaged in these Conditions), (e) to modify any provision of the guarantee of the Warrants (other than as permitted under Clause 7.1 (Modification and Waiver) of the Warrant Trust Deed), (f) to release the Security (other than in accordance with Condition 3.3 or Condition 3.4) or amend, modify, waive or terminate any provision of the Security Document, (g) to change the quorum required at any Meeting or the majority required to pass an Extraordinary Resolution or to sign a Written Resolution or otherwise required in respect of any matter that is expressed under any Warrant Document as requiring the consent or instructions of the holders of at least 66 2/3 per cent. in aggregate face value of the unexercised Warrants, in which case the necessary quorum for passing an Extraordinary Resolution will be two or more persons holding or representing not less than 66 2/3 per cent., or at any adjourned such meeting, not less than 33 1/3 per cent., in face value of the unexercised Warrants for the time being. An Extraordinary Resolution passed at any meeting of Warrantholders will be binding on all Warrantholders, whether or not they are present at the meeting. The Warrant Trust Deed provides that a Written Resolution shall be as valid and effective as a duly passed Extraordinary Resolution.

12.2	Modification and Waiver

The Warrant Trustee or the Security Trustee only in respect of the Share Mortgage may agree, without the consent of the Warrantholders, to (a) any modification (except as mentioned in Condition 12.1 above) to, or the waiver or authorisation of any breach or proposed breach of, the Warrants, the Warrant Agency Agreement or the Warrant Trust Deed which, in the opinion of the Warrant Trustee, it may be proper to make provided that the Warrant Trustee is of the opinion that such modification, waiver or authorisation will not be materially prejudicial to the interests of the Warrantholders or (b) any modification to the Warrants, the Warrant Agency Agreement or the Warrant Trust Deed which, in the Warrant Trustee’s opinion, is of a formal, minor or technical nature or to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver or authorisation will be binding on the Warrantholders and, unless the Warrant Trustee agrees otherwise, any such modifications will be notified by the Issuer to the Warrantholders as soon as practicable thereafter provided that the Warrant Trustee shall not exercise any powers conferred upon it by this Condition 12.2 in contravention of any express direction by an Extraordinary Resolution or of a request in writing made by the holders of not less than 66 2/3 per cent. in aggregate face value of the Warrants then unexercised (but so that no such direction or request shall affect any authorisation, waiver or determination previously given or made).

12.3	Interests of Warrantholders

In connection with the exercise of its functions (including, but not limited to, those in relation to any proposed modification, authorisation or waiver), the Warrant Trustee shall have regard to the interests of the Warrantholders as a class and shall not have regard to the consequences of such exercise for individual Warrantholders and the Warrant Trustee shall not be entitled to require, nor shall any Warrantholder be entitled to claim, from the Issuer or the Warrant Trustee, any indemnification or payment in respect of any tax consequences of any such exercise upon individual Warrantholders.

12.4	Exercise of Discretion

Notwithstanding anything in the Warrant Trust Deed to the contrary, the Warrant Trustee shall not be obliged to exercise or consider exercising any discretion or consider making or make any determination (including, without limitation, any determination as to whether any fact or circumstance or activity or thing is material or substantial or complies with some such similar quantitative standard) or to consider taking or take any action whatsoever in connection with or under or pursuant to the Warrants unless directed to do so by the holders of not less than 66 2/3 per cent. in face value of the Warrants then unexercised or if so directed by an Extraordinary Resolution of Warrantholders (subject in all cases to the Warrant Trustee having been indemnified or provided with security to its satisfaction and otherwise being satisfied that it is lawful for it to so exercise discretion, make a determination or otherwise take any action).

13.	Notices

All notices to Warrantholders shall be validly given if (i) mailed to them at their respective addresses in the register of Noteholders maintained by the Registrar or (ii) published in a leading English language daily newspaper with general circulation in Asia (which is expected to be the Asian Wall Street Journal). If mailing to addresses of the Warrantholders and publication in such newspapers are not practicable, notices will be given in such other manner as the Principal Warrant Agent may approve. Any such notice shall be deemed to have been given on the seventh day after being so mailed or on the date of their publication or, if published more than once or on different dates, on the first date on which publication shall have been made in the newspaper or newspapers in which publication is required, as applicable.

14.	Indemnification

14.1	The Warrant Trust Deed contains provisions for the indemnification of the Warrant Trustee and for its relief from responsibility, including provisions relieving it from taking proceedings to enforce repayment unless indemnified and/or secured to its satisfaction. The Warrant Trustee is entitled to enter into business transactions with the Issuer and any entity related to the Issuer without accounting for any profit.

14.2	The Warrant Trustee may rely without liability to Warrantholders on any certificate prepared by the directors of the Issuer or any entity related to the Issuer and accompanied by a certificate or report prepared by an internationally recognised firm of accountants pursuant to these Conditions and/or the Warrant Trust Deed, whether or not addressed to the Warrant Trustee and whether or not the internationally recognised firm of accountants’ liability in respect thereof is limited by a monetary cap or otherwise limited or excluded and shall be obliged to do so where the certificate or report is delivered pursuant to the obligation of the Issuer to procure such delivery under these Conditions; any such certificate or report shall be conclusive and binding on the Issuer, the Warrant Trustee and the Warrantholders.

15.	Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Warrants or any provision of the Warrant Trust Deed under the Contracts (Rights of Third Parties) Act 1999.

16.	Governing Law and Submission to Jurisdiction

16.1	Governing law

The Warrants and the Warrant Trust Deed are governed by, and shall be construed in accordance with, English law.

16.2	Jurisdiction

The Issuer has in the Warrant Trust Deed (i) agreed for the benefit of the Warrant Trustee and the Warrantholders that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings and to settle any disputes which may arise out of or in connection with the Warrant Trust Deed or the Warrants (respectively “Proceedings” and “Disputes”); (ii) irrevocably and unconditionally waived any objection to such courts being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and that it will not claim that any such court is not a convenient or appropriate forum; and (iii) designated a person in England to accept service of any process on its behalf. The Warrant Trust Deed also states that nothing contained in the Warrant Trust Deed prevents the Warrant Trustee or any of the Warrantholders from taking Proceedings in any other court of competent jurisdiction and that, to the extent permitted by applicable law, the Warrant Trustee or any of the Warrantholders may take Proceedings (whether concurrently or not) in any one or more jurisdictions.

17.	Certain Definitions

In these Conditions:

“Auditors” means the auditors for the time being of the Issuer or, in the event of their being unable or unwilling to carry out any action requested of them pursuant to the terms of the Warrants or the Warrant Trust Deed, such other firm of certified accountants of internationally recognised standing selected by the Issuer and includes any of Deloitte, Ernst & Young, KPMG and PricewaterhouseCoopers and their respective successors.

“Authorised Holding” has the meaning specified in Condition 1.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Business” means the engagement in the advertising business in the PRC including, but not limited to, any business that involves billboards, light boxes or neon lighting, furniture and similar displays and activities incidental to any of the foregoing activities.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Chengdu WFOE” means Chengdu Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

“Conditions” has the meaning specified in preamble to these Conditions.

“Controlling Shareholders” has the meaning specified in preamble to these Conditions.

“Extraordinary Resolution” means a resolution passed at a Meeting duly convened and held in accordance with the Warrant Trust Deed by a majority of not less than 66 2/3 per cent. of the votes cast.

“GAAP” means the generally accepted accounting principles in the United States of America which are in effect from time to time.

“Government Approval” means any approval, consent, permission or license from, registration or filing with, or notice to, any Government Authority.

“Governmental Authority” means any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Group” means the Issuer and its Subsidiaries from time to time.

“IPO Closing Date” has the meaning ascribed to it in the Note Conditions.

“Issuer” has the meaning specified in the preamble to these Conditions.

“Material Contracts” means the following agreements as may be amended, modified and supplemented from time to time:

(a)	a technology consulting service agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(b)	a business cooperation agreement entered into between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006;

(c)	a domain name and trademark licensing agreement entered into between Chengdu WFOE and Sichuan Opco dated 10 November 2006;

(d)	a loan and equity pledge agreement between Chengdu WFOE and the shareholders of Sichuan Opco dated 10 November 2006; and

(e)	an option agreement entered into between the shareholders of Sichuan Opco and Chengdu WFOE dated 10 November 2006.

“Meeting” means a meeting of Warrantholders (whether originally convened or resumed following an adjournment).

“Note Conditions” means the terms and conditions of the Notes.

“Opinion of Counsel” means a written opinion in form and substance satisfactory to the Issuer.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organisation, government or any agency or political subdivision thereof or any other entity.

“PRC” means the People’s Republic of China, excluding for purposes of the Notes only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Regulatory Authority” means the U.S. Securities and Exchange Commission or such other relevant securities regulatory with respect to the applicable Stock Exchange.

“Security” has the meaning ascribed to it in Condition 4 of the Note Conditions.

“Shares” means ordinary shares of US$0.0001 each of the Issuer or shares of any class or classes resulting from any subdivision, consolidation or re-classification of those shares, which as between themselves have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation or dissolution of the Issuer. In the event of an IPO (as defined in Note Conditions) or any public offer or listing of Shares or analogous event, “Shares” shall also mean Shares which are the subject matter of the IPO or public offer or listing or analogous event, whether such Shares are still shares in the Issuer, or represented in the form of American Depositary Shares or Global Depositary Shares, or are shares in some other company structured for the purpose of such IPO, public offer or listing or such analogous event.

“Sichuan Opco” means Sichuan Time Share Advertising & Communication Co., Ltd.

“Subsidiary” means:

(A)	in relation to any Person, (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity, (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other subsidiaries) the management or the direction of business operations of such company or business entity, and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under PRC, United States, Hong Kong, Cayman Islands or any other applicable law, regulations or International Financial Reporting Standards or such other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person; and

(B)	Sichuan Opco and its subsidiaries from time to time shall be deemed Subsidiaries of the Issuer.

“Volume Weighted Average Price” means, in relation to a Share, the volume-weighted average price of such Share published by or derived from the Stock Exchange, provided that on any Trading Day where such price is not available or cannot otherwise be determined as provided above, the Volume Weighted Average Price of a Share in respect of such Trading Day shall be the Volume Weighted Average Price, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

“Warrant Agency Agreement” has the meaning specified in the preamble to these Conditions.

“Warrant Agents” has the meaning specified in the preamble to these Conditions.

“Warrant Documents” means the Warrants (including, without limitation, these Conditions), the Warrant Trust Deed and the Warrant Agency Agreement (each a “Warrant Document”).

“Warrantholder” has the meaning specified in Condition 2.

“Warrants” has the meaning specified in the preamble to the Conditions.

“Warrant Trust Deed” has the meaning specified in the preamble to these Conditions.

“Warrant Trustee” has the meaning specified in the preamble to these Conditions.

“Written Resolution” means a resolution in writing signed by or on behalf of holders of not less than 90 per cent. of the aggregate face value of Warrants unexercised who for the time being are entitled to receive notice of a Meeting in accordance with the provisions of Schedule 3 to the Warrant Trust Deed, whether contained in one document or several documents in the same form, each signed by or on behalf of one or more such holders of the Warrants.

“Xi’an WFOE” means Xi’an Time Share Technology Information Co., Ltd., a company organised under the laws of the PRC.

18.	Interpretation

Unless the context otherwise requires or unless otherwise specified herein, in these Conditions:

18.1	any reference to any party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

18.2	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

18.3	“Person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

18.4	“regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

18.5	“unexercised” means, in relation to the Warrants, all the Warrants which have been issued pursuant to the board resolutions of the Issuer referred to in the Recitals hereto (for so long as the Subscription Period shall not have ended) other than (i) those (if any) which have been exercised in accordance with their terms, (ii) those (if any) which have been purchased by the Issuer or any of the Subsidiaries of the Issuer and have been cancelled, (iii) those mutilated or defaced Warrants in respect of which replacement Warrants have been issued pursuant to Condition 11, and (iv) for the purpose of ascertaining the number of Warrants unexercised at any time (but not for the purpose of ascertaining whether any Warrants are unexercised) those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 11; provided that for the purpose of (a) the right to attend and vote at any meeting of Warrantholders and (b) the determination of how many and which Warrants for the time being remain unexercised for the purposes of Condition 12, those Warrants (if any) which have not been exercised but have been deposited for exercise (whether or not the conditions precedent to such exercise have been or will be fulfilled) shall, unless and until withdrawn from deposit, be deemed not to remain unexercised and provided further that, for the purposes of determining how many Warrants for the time being remain unexercised for the purposes of Condition 12, those Warrants alleged to have been lost, stolen or destroyed and in respect of which replacement Warrants have been issued pursuant to Condition 11 shall be disregarded;

18.6	a provision of law is a reference to that provision as amended or re-enacted;

18.7	words denoting the singular number only shall include the plural number also and vice versa;

18.8	words denoting one gender only shall include the other genders;

18.9	references to schedules, appendices, clauses, sub-clauses, paragraphs and sub-paragraphs shall be construed as references to the schedules and appendices to the documents in which they appear respectively and to the clauses, sub-clauses, paragraphs and sub-paragraphs in the documents in which they appear respectively and, unless otherwise stated, reference to sub-clauses are references to sub-clauses of the clause in which the reference appears; and

18.10	references to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors shall be deemed to include, in respect of any jurisdiction other than England, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors available or appropriate in such jurisdiction as shall most nearly approximate to such action, remedy or method of judicial proceeding described or referred to in these presents.

WARRANT REGISTRAR

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong

PRINCIPAL WARRANT AGENT & WARRANT AGENT

The Hongkong and Shanghai Banking Corporation Limited

Level 30, HSBC Main Building

1 Queen’s Road Central

Hong Kong